Exhibit 16.1

April 6, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01(a) of Form 8-K dated April 6, 2017, of DXC Technology Company and are in agreement with the statements contained in the second, third, and fourth paragraphs under section (a) of Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

San Jose, California